Exhibit 99.1
Caliber Completes Sale of Holiday Inn Ocotillo for $13.0 Million and Positions Caliber Hospitality Trust for 2026-2027 Expansion

SCOTTSDALE, AZ, Feb. 27, 2026 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate investor, developer, and manager, today announced the sale of the Holiday Inn Ocotillo in the Phoenix–Chandler submarket for $13.0 million. The asset was owned by Caliber Hospitality Trust, Inc. (CHT); Caliber’s private Umbrella Partnership C-Corporation (Up-C) vehicle focused on transformational and value enhancing opportunities in the hospitality space.

“This transaction reflects the discipline of our acquisition and repositioning strategy,” said Chris Loeffler, Chief Executive Officer of Caliber. “We acquired the property prior to COVID, navigated through one of the most disruptive periods in the history of the hospitality industry, and exited the investment at a time when we are seeing better uses of capital. We now turn our attention back to growth as we enter a market full of new opportunities to create value for CHT.”

Caliber intends to recycle proceeds from the Holiday Inn Ocotillo sale, combine them with new equity raised through its in-house capital markets platform and institutional partnerships, and begin expanding the CHT portfolio in 2026.

Reintroducing the Caliber Hospitality Trust (CHT) Strategy

CHT was formed as an institutional-grade acquisition platform designed to aggregate branded, cash-flowing hotels through tax-efficient hotel contribution transactions, strategic value-add acquisitions, select development opportunities, and strategic partnerships.

During 2024 and 2025, Caliber focused on the structuring of CHT and evaluating multiple initial contribution and acquisition opportunities to create greater scale. As hotel profitability declined nationally amid rising interest rates and margin compression, many of those opportunities no longer met the objectives for CHT and CHT elected not to close on certain transactions that no longer met our return thresholds. Capital structures remain challenged across the sector, and 2026–2027 represents a more compelling acquisition window than prior years.

Many hotels today generate positive property-level cash flow but face upcoming loan maturities, and brand-mandated property improvement plans and inefficient operating structures. CHT is designed to provide flexible solutions to contributors of hotels, including potential tax-advantaged exchange transactions, debt restructuring or replacement, collaboration with brands to capitalize required improvements, renovation expertise, and institutional quality asset management to support existing management teams.

CHT’s acquisition strategy is centered on maximizing distributable cash flow relative to equity deployed, with a focus on disciplined underwriting, value add renovations, relentless focus on asset management, balance sheet stability, to affect a scalable portfolio strategy.

CHT Positioned to Drive Shareholder Value for Caliber Shareholders

As the sponsor of CHT and owner of the external advisor to the Trust, Caliber generates revenue through asset management fees, performance-based incentives, and potential balance sheet participation. Growth of the Trust’s asset base and cash flow is expected to contribute to increased recurring revenue and operating leverage at the Caliber level.

CHT is designed to grow at an institutional scale. As the portfolio expands, CHT intends to evaluate liquidity pathways that may include a non-traded REIT structure, offering quarterly liquidity, with the long-term objective of achieving sufficient size and operating performance to pursue a public listing.

“We believe we are entering a period where disciplined buyers with flexible capital can create meaningful value in hospitality,” Loeffler added. “Our focus is on acquiring assets that generate strong cash flow per dollar of equity invested and building the Trust methodically, with long-term alignment between CHT’s investors and Caliber’s shareholders.”

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is an alternative investment manager with over $2.9 billion in Managed Assets and a 16-year track record in private equity real estate investing across hospitality, multi-family, and industrial real estate. In 2025, Caliber became the firstU.S. public real estate platform to launch a Digital Asset Treasury strategy anchored in Chainlink (LINK). This initiative bridges real and digital asset investing through an equity-funded, disciplined approach that includes staking for yield. Investors can participate via Caliber’s publicly traded equity (Nasdaq: CWD) and private real estate funds. Learn more at caliberco.com.

About Caliber Hospitality Trust, Inc. (CHT)

Caliber Hospitality Trust, Inc. is a private Up-C (similar to an UPREIT) vehicle sponsored by Caliber and focused on acquiring and recapitalizing branded hotel assets across the United States. The Trust is structured to provide tax-efficient transaction alternatives for sellers while delivering investors exposure to the benefits of hospitality investing.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Impact Partners Public Relations
Philip Robertson
Probertson@Impactpartners.llc